     As filed with the Securities and Exchange Commission on August 21, 2003


                                                     Registration No. 333-107422

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------



                               AMENDMENT NO. 2 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                Tegal Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                         2201 South McDowell Boulevard                    68-0370244
            --------                         -----------------------------                    ----------
 (State or Other Jurisdiction of               Petaluma, California 94954                  (I.R.S. Employer
  Incorporation or Organization)                     (707) 763-5600                       Identification Number)
                              (Address, Including Zip Code, and Telephone Number, Including
                                  Area Code, of Registrant's Principal Executive Offices)



                                Michael L. Parodi
           Chairman of the Board, President & Chief Executive Officer
                                Tegal Corporation
                          2201 South McDowell Boulevard
                           Petaluma, California 94954
                                 (707) 763-5600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                    Copy To:
                          Christopher L. Kaufman, Esq.
                              Latham & Watkins LLP
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                               Fax: (650) 463-2600

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
================================= =================== ====================== ======================== ================
                                                            Proposed            Proposed Maximum         Amount Of
     Title Of Each Class Of           Amount To         Maximum Offering       Aggregate Offering      Registration
  Securities To Be Registered       Be Registered        Price Per Unit               Price                 Fee
--------------------------------- ------------------- ---------------------- ------------------------ ----------------
Common  Stock,  par value  $0.01   8,271,597 shares           $0.71               $5,872,833.87           $493.32
per share                                (1)                   (2)                                          (3)
--------------------------------- ------------------- ---------------------- ------------------------ ----------------


(1) Includes   2,655,540   shares   issuable  upon   conversion  of  convertible
    debentures,   2,229,653  shares  issuable  upon  exercise  of  warrants  and
    3,386,404 previously issued shares.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average ($0.71) of the high ($0.72) and low ($0.70) prices of the common stock on July 24, 2003, as quoted on the Nasdaq SmallCap Market. It is not known how may shares will be purchased under this registration statement or at what price shares will be purchased.


(3) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------




                  Subject to Completion, dated August 21, 2003



PROSPECTUS

                                TEGAL CORPORATION

                                    8,271,597
                             Shares of Common Stock

                               ------------------



These shares of common stock are being offered by the selling securityholders identified in this prospectus. The selling securityholders may sell their shares of common stock in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their shares in the section entitled "Plan of Distribution" beginning on page 15.


We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of these shares.

                                 ---------------

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "TGAL." On July 25, 2003, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $0.75 per share.

                                 ---------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

                                 ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                    The date of this prospectus is [ ], 2003

                                TABLE OF CONTENTS


Summary......................................................................1
Risk Factors.................................................................2
Forward-Looking Statements...................................................9
Use of Proceeds..............................................................9
Selling Securityholders......................................................9
Plan of Distribution........................................................15
Legal Matters...............................................................17
Experts.....................................................................17
Where You Can Find More Information.........................................17


                                 ---------------

  You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with additional or different information. The selling securityholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. In this prospectus, unless otherwise indicated, "Tegal," "we," "us" or "our" refer to
                          Tegal and its subsidiaries.

                                     SUMMARY

     References in this prospectus to "us," "we," the "Company" or "Tegal" shall mean Tegal Corporation and our consolidated subsidiaries, unless the context indicates otherwise.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling securityholders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's offices mentioned under the heading "Where You Can Find More Information."

Tegal Corporation

      We design, manufacture, market and service plasma etch and deposition systems that enable the production of integrated circuits ("ICs"), memory and related microelectronics devices used in personal computers, wireless voice and data telecommunications, contact-less transaction devices, radio frequency identification devices ("RFID's"), smart cards, data storage and micro-level actuators. Etching and deposition constitute two of the principal IC and related device production process steps and each must be performed numerous times in the production of such devices.

      We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. ("Motorola"). Our predecessor company was founded in 1972 and acquired by Motorola in 1978. We completed our initial public offering in October 1995.

      On August 30, 2002, we acquired all of the outstanding common stock of Sputtered Films, Incorporated ("SFI"), a privately held California corporation pursuant to an Agreement and Plan of Merger dated August 13, 2002. Sputtered Films is a leader in the design, manufacture and service of high performance physical vapor deposition sputtering systems for the semiconductor and semiconductor packaging industry. SFI was founded in 1967 with the development of the S-Gun, core technology of the acquired company.

      Our executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954, and our telephone number is (707) 763-5600. All service marks, brand names or trademarks appearing in this prospectus that do not belong to us are the property of their respective holders.

Shares Offered


        We are registering for resale by the selling securityholders an aggregate of 8,272,164 shares of common stock, consisting of: (i) up to 2,655,540 shares of common stock issued upon the conversion of outstanding 2.0% Convertible Secured Debentures Due 2011 sold to the selling securityholders on June 30, 2003; (ii) up to 2,229,653 shares of common stock issuable upon the exercise of common stock purchase warrants of the Company held by the selling securityholders; and (iii) up to 3,386,404 shares of common stock issued to the selling securityholders in prior private placements. In addition, we are also registering for resale any additional shares of common stock which may become issuable with respect to the shares of common stock issued upon conversion of the debentures or upon exercise of the common stock purchase warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

                                  RISK FACTORS

      Investing in our common stock involves a significant amount of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and our other filings with the SEC before deciding to purchase our common stock.

We have incurred operating losses and may not be profitable in the future; Our plans to maintain and increase liquidity may not be successful; Our auditors' report includes a going concern uncertainty explanatory paragraph.


     We incurred net losses of $12.6 million and $8.7 million for the years ended March 31, 2003 and 2002, respectively, and generated negative cash flows from operations of $6.0 million and $3.6 million in these respective years. In addition, we continue to generate losses and negative cash flows from operations through June 30, 2003. These factors raise substantial doubt as to our ability to continue as a going concern, and our auditors have included a going concern uncertainty explanatory paragraph in their latest auditors' report dated June 10, 2003 which is included in our 10-K for the year ended March 31, 2003. Our plans to maintain and increase liquidity include the restructuring executed during fiscal 2002 and 2003, which reduced headcount from 155 employees to 81 employees and has reduced our cost structure entering fiscal 2004. We believe the cost reduction and a projected increase in sales during fiscal 2004 will generate sufficient cash flows to fund our operations through March 31, 2004. However, these projected sales are to a limited number of new and existing customers and are based, for the most part, on internal and customer provided estimates of future demand, not firm customer orders. If the projected sales do not materialize, we will need to reduce expenses further and raise additional capital through the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt could result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern.


Our Debentures include a material adverse change clause.



     As disclosed in our Current Report on Form 8-K filed with the SEC on June 2, 2003, our 2% Convertible Secured Debentures Due 2011 that we sold on June 30, 2003 include a material adverse change clause. This material adverse change clause allows the debenture holders to demand the immediate payment of all outstanding balances upon the debenture holders' determination of the occurrence of deemed material adverse changes to our financial condition, business or operations as determined by the debenture holders based on required financial reporting and other criteria. Potential material adverse changes causing us to default on the Debentures may include any significant adverse effect on our financial condition arising from an event not previously disclosed in our SEC filings such as a significant litigation judgment against Tegal, bankruptcy, termination of the majority of our customer relationships, or failure to obtain stockholder approval of a second closing of the sale of an additional $6.2 million principal amount of our 2% Convertible Secured Debentures Due 2011 and warrants. As of July 31, 2003, $0.9 million principal amount of our 2% Convertible Secured Debentures Due 2011 plus accrued interest could be demanded for immediate payment by the Debenture holders upon such an event of default. In the event of such a demand, Tegal would need to pursue additional funding for repayment of such amount, or risk insolvency.



The conversion of our convertible securities, the exercise of outstanding warrants, options and other rights to obtain additional shares could dilute the value of the shares.


         As of August 1, 2003, there are Debentures convertible into 2,655,554 shares of our common stock (all of which are based on a conversion price of $0.35 per share and a cash payment in lieu of any fractional share), warrants exercisable for approximately 2,229,653 shares of our common stock and options exercisable for approximately 1,474,725 shares of our common stock. If we obtain stockholder approval of the sale of an additional $6.2 million principal amount of our Debentures and warrants, these additional Debentures will be initially convertible into 17,815,714 shares of common stock, and the additional warrants will be exercisable for 3,563,143 shares of common stock.

      The conversion of these convertible securities and the exercise of these warrants could result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the conversion price of the Debentures or the exercise price of the warrants may be lowered under the price adjustment provisions in the event of a "dilutive issuance," that is, if we issue common stock at any time prior to their maturity at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the exercise price may result in the issuance of a significant number of additional shares upon the exercise of the warrants.

      Neither the Debentures nor the warrants establish a "floor" that would limit reductions in such conversion price or exercise price. The downward adjustment of the conversion price of these Debentures and of the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

Sales of substantial amounts of our shares of common stock could cause the price of our common stock to go down.

      To the extent the holders of our convertible securities and warrants convert or exercise such securities and then sell the shares of our common stock they receive upon conversion or exercise, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which could place further downward pressure on our stock price. Moreover, holders of these convertible securities and warrants may hedge their positions in our common stock by shorting our common stock, which could further adversely affect our stock price. The effect of these activities on our stock price could increase the number of shares issuable upon future conversions of our convertible securities or exercises of our warrants.


     Should we receive stockholder approval to increase the number of authorized shares of common stock to 100 million shares and/or effect a reverse stock split, we may also issue additional capital stock, convertible securities and/or warrants to raise capital in the future. In addition, we may elect to pay any accrued interest on the outstanding $0.9 million and proposed $6.2 million (subject to stockholders approval) principal amount of Debentures with shares of our common stock. Interest on the Debentures is calculated quarter-annually, based on 2% per annum on the principal amount outstanding. In addition, to attract and retain key personnel, we may issue additional securities, including stock options. All of the above could result in additional dilution of the value of our common stock and the voting power represented thereby. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. Public or private sales of substantial amounts of shares of our common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the shares of our common stock.



The semiconductor industry is cyclical and may experience periodic downturns that may negatively affect customer demand for our products and result in losses such as those experienced in the past.


     Our business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits. The semiconductor industry is highly cyclical and historically has experienced periodic downturns, which often have had a detrimental effect on the semiconductor industry's demand for semiconductor capital equipment, including etch and deposition systems manufactured by us. In response to the current prolonged industry slow-down, we have initiated a substantial cost containment program and a corporate-wide restructuring to preserve our cash. However, the need for continued investment in research and development, possible capital equipment requirements and extensive ongoing customer service and support requirements worldwide will continue to limit our ability to reduce expenses in response to the current downturn.

Our competitors have greater financial resources and greater name recognition than we do and therefore may compete more successfully in the semiconductor capital equipment industry than we can.

      We believe that to be competitive, we will require significant financial resources in order to offer a broad range of systems, to maintain customer service and support centers worldwide and to invest in research and development. Many of our existing and potential competitors, including, among others, Applied Materials, Inc., Lam Research Corporation, Novellus and Tokyo Electron Limited, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, larger installed bases of current generation etch, deposition and other production equipment and broader process equipment offerings, as well as greater name recognition than we do. We cannot assure you that we will be able to compete successfully against these companies in the United States of America or worldwide.

If we fail to meet the continued listing requirements of the Nasdaq Stock Market, our stock could be delisted.

      Our stock is currently listed on The Nasdaq SmallCap Market. The Nasdaq Stock Market's Marketplace Rules impose certain minimum financial requirements on us for the continued listing of our stock. One such requirement is the minimum bid price on our stock of $1.00 per share. Beginning in 2002, there have been periods of time during which we have been out of compliance with the $1.00 minimum bid requirements of the Nasdaq SmallCap Market.

      On September 6, 2002, we received notification from Nasdaq that for the 30 days prior to the notice, the price of our common stock had closed below the minimum $1.00 per share bid price requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule"), and were provided 90 calendar days, or until December 5, 2002, to regain compliance. Our bid price did not close above the minimum during that period. On December 6, 2002, we received notification from Nasdaq that our securities would be delisted from The Nasdaq National Market, the exchange on which our stock was listed prior to May 6, 2003, on December 16, 2002 unless we either (i) applied to transfer our securities to The Nasdaq SmallCap Market, in which case we would be afforded additional time to come into compliance with the minimum $1.00 bid price requirement; or (ii) appealed the Nasdaq staff's determination to the Nasdaq's Listing Qualifications Panel (the "Panel"). On December 12, 2002 we requested an oral hearing before the Panel and such hearing took place on January 16, 2003 in Washington, D.C. Our appeal was based, among other things, on our intention to seek stockholder approval for a reverse split of our outstanding common stock. On April 28, 2003 at a special meeting of our stockholders, our board of directors was granted the authority to effect a reverse split of our common stock within a range of two-for-one to fifteen-for-one. The timing and ratio of a reverse split, if any, is at the sole discretion of our board of directors. On May 6, 2003, we transferred the listing of our common stock to the Nasdaq SmallCap Market. In connection with this transfer, Nasdaq granted us an extension until September 2, 2003, to regain compliance with the Rule's minimum $1.00 per share bid price requirement for continued inclusion on the Nasdaq SmallCap Market (which may be further extended to December 1, 2003 so long as the company continues to meet other continued listing requirements).

      If we are out of compliance in the future with Nasdaq listing requirements, we may take actions in order to achieve compliance, which actions may include a reverse split of our common stock. If an initial delisting decision is made by the Nasdaq's staff, we may appeal the decision as permitted by Nasdaq rules. If we are delisted and cannot obtain listing on another major market or exchange, our stock's liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock's trading price. Delisting also may restrict us from issuing additional securities or securing additional financing.

We depend on sales of our advanced products to customers that may not fully adopt our product for production use.

      We have designed our advanced etch and deposition products for customer applications in emerging new films, polysilicon and metal which we believe to be the leading edge of critical applications for the production of advanced semiconductor and other microelectronic devices. Revenues from the sale of our advanced etch and deposition systems accounted for 25% and 36% of total revenues in fiscal 2003 and 2002, respectively. Our advanced systems are currently being used primarily for research and development activities or low volume production. For our advanced systems to achieve full market adoption, our customers must utilize these systems for volume production. There can be no assurance that the market for devices incorporating emerging films, polysilicon or metal will develop as quickly or to the degree we expect.

      If our advanced systems do not achieve significant sales or volume production due to a lack of full customer adoption, our business, financial condition, results of operations and cash flows will be materially adversely affected.

Our potential customers may not adopt our products because of their significant cost or because our potential customers are already using a competitor's tool.


     A substantial investment is required to install and integrate capital equipment into a semiconductor production line. Additionally, we believe that once a device manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be extremely difficult to achieve significant sales to a particular customer once that customer has selected another vendor's capital equipment unless there are compelling reasons to do so, such as significant performance or cost advantages. Any failure to gain access and achieve sales to new customers will adversely affect the successful commercial adoption of our products and could have a detrimental effect on us.


Our quarterly operating results may continue to fluctuate.

      Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and there can be no assurance as to future profitability.

      Our 900 series etch systems typically sell for prices ranging between $250,000 and $600,000, while prices of our 6500 series critical etch systems and our Endeavor deposition system typically range between $1.8 million and $3.0 million. To the extent we are successful in selling our 6500 and Endeavor series systems, the sale of a small number of these systems will probably account for a substantial portion of revenue in future quarters, and a transaction for a single system could have a substantial impact on revenue and gross margin for a given quarter.

      Other factors that could affect our quarterly operating results include:

      o our timing of new systems and technology announcements and releases and ability to transition between product versions;

      o product returns upon the introduction of new product versions and pricing adjustments for our distributors;

      o     seasonal fluctuations in sales;

      o anticipated declines in selling prices of our products to original equipment manufacturers and potential declines in selling prices to other parties as a result of competitive pressures;

      o changes in the mix of our revenues represented by our various products and customers;

      o adverse changes in the level of economic activity in the United States or other major economies in which we do business;

      o     foreign currency exchange rate fluctuations;

      o     expenses   related  to,  and  the  financial   impact  of,  possible
            acquisitions of other businesses;

      o changes in the timing of product orders due to unexpected delays in the introduction of our customers' products, due to lifecycles of our customers' products ending earlier than expected or due to market acceptance of our customers' products; and

      o timely and accurate reporting to us by our original equipment manufacturer customers of units shipped.


      Additionally, potential acquisitions may result in significant expenses, including amortization of purchased software, which is reflected in cost of revenues, as well as charges for in-process research and development and amortization of acquired identifiable intangible assets, which are reflected in operating expenses.

Because technology changes rapidly, we may not be able to introduce our products in a timely enough fashion.

      The semiconductor manufacturing industry is subject to rapid technological change and new system introductions and enhancements. We believe that our future success depends on our ability to continue to enhance our existing systems and their process capabilities, and to develop and manufacture in a timely manner new systems with improved process capabilities. We may incur substantial unanticipated costs to ensure product functionality and reliability early in our products' life cycles. There can be no assurance that we will be successful in the introduction and volume manufacture of new systems or that we will be able to develop and introduce, in a timely manner, new systems or enhancements to our existing systems and processes which satisfy customer needs or achieve market adoption.

Some of our sales cycles are lengthy, exposing us to the risks of inventory obsolescence and fluctuations in operating results.

      Sales of our systems depend, in significant part, upon the decision of a prospective customer to add new manufacturing capacity or to expand existing manufacturing capacity, both of which typically involve a significant capital commitment. We often experience delays in finalizing system sales following initial system qualification while the customer evaluates and receives approvals for the purchase of our systems and completes a new or expanded facility. Due to these and other factors, our systems typically have a lengthy sales cycle (often 12 to 18 months in the case of critical etch and deposition systems) during which we may expend substantial funds and management effort. Lengthy sales cycles subject us to a number of significant risks, including inventory obsolescence and fluctuations in operating results over which we have little or no control.

We may not be able to protect our intellectual property or obtain licenses for third parties' intellectual property and therefore we may be exposed to liability for infringement or the risk that our operations may be adversely affected.

      Although we attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we may not be able to protect our technology adequately and competitors may be able to develop similar technology independently. Additionally, patent applications that we may file may not be issued and foreign intellectual property laws may not protect our intellectual property rights. There is also a risk that patents licensed by or issued to us will be challenged, invalidated or circumvented and that the rights granted thereunder will not provide competitive advantages to us. Furthermore, others may independently develop similar systems, duplicate our systems or design around the patents licensed by or issued to us.


       Existing litigation and any future litigation could result in substantial cost and diversion of effort by us, which by itself could have a detrimental effect on our financial condition, operating results and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our systems. In addition, licenses under third parties' intellectual property rights may not be available on reasonable terms, if at all.


Our customers are concentrated and therefore the loss of a significant customer may harm our business.

         Our top five customers accounted for 88.2%, 54.4% and 42.0% of our systems revenues in fiscal 2003, 2002 and 2001, respectively. Four customers each accounted for more than 10% of net systems sales in fiscal 2003. Although the composition of the group comprising our largest customers may vary from year to year, the loss of a significant customer or any reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the semiconductor manufacturing industry, may have a detrimental effect on our business, financial condition, results of operations and cash flows. Our ability to increase our sales in the future will depend, in part, upon our ability to obtain orders from new customers, as well as the financial condition and success of our existing customers and the general economy, which is largely beyond our ability to control.


We are exposed to additional risks associated with international sales and operations.


         International sales accounted for 66%, 67% and 61% of total revenue for fiscal 2003, 2002 and 2001, respectively. International sales are subject to certain risks, including the imposition of government controls, fluctuations in the U.S. dollar (which could increase the sales price in local currencies of our systems in foreign markets), changes in export license and other regulatory requirements, tariffs and other market barriers, political and economic instability, potential hostilities, restrictions on the export or import of technology, difficulties in accounts receivable collection, difficulties in managing distributors or representatives, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a detrimental effect on our operations and financial results.


         Sales of our systems in certain countries are billed in local currency, and we have a line of credit denominated in Japanese Yen. We generally attempt to offset a portion of our U.S. dollar denominated balance sheet exposures subject to foreign exchange rate remeasurement by purchasing forward currency contracts for future delivery. There can be no assurance that our future results of operations and cash flows will not be adversely affected by foreign currency fluctuations. In addition, the laws of certain countries in which our products are sold may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States of America.


We must integrate our acquisition of Sputtered Films and we may need to make additional future acquisitions to remain competitive. The process of identifying, acquiring and integrating future acquisitions may constrain valuable management resources, and our failure to effectively integrate future acquisitions may result in the loss of key employees and the dilution of stockholder value and have an adverse effect on our operating results.


         We acquired Sputtered Films, Inc. in August 2002. We may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We may encounter problems with the assimilation of Sputtered Films or businesses, products or technologies acquired in the future including:

         o        difficulties   in   assimilation   of   acquired    personnel,
                  operations, technologies or products;

         o        unanticipated costs associated with acquisitions;

         o        diversion  of  management's   attention  from  other  business
                  concerns and potential disruption of our ongoing business;

         o adverse effects on our existing business relationships with our customers;

         o potential patent or trademark infringement from acquired technologies;

         o adverse effects on our current employees and the inability to retain employees of acquired companies;

         o use of substantial portions of our available cash as all or a portion of the purchase price; and

         o dilution of our current stockholders due to issuances of additional securities as consideration for acquisitions.

         If we are unable to successfully integrate our acquired companies or to create new or enhanced products and services, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if a significant number of employees of acquired companies fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions.

         Completing any potential future acquisitions could cause significant diversions of management time and resources. Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

         If we acquire businesses, new products or technologies in the future, we may be required to amortize significant amounts of identifiable intangible assets and we may record significant amounts of goodwill that will be subject to annual testing for impairment. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash.

Our workforce reductions and financial performance may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

         We have made reductions in our workforce in order to reduce costs and bring staffing in line with our anticipated requirements. There were costs associated with the workforce reductions related to severance and other employee-related costs, and our restructuring may yield unanticipated costs and consequences, such as attrition beyond our planned reduction in staff. In addition, our common stock has declined in value below the exercise price of many options granted to employees pursuant to our stock option plans. Thus, the intended benefits of the stock options granted to our employees, the creation of performance and retention incentives, may not be realized. In addition, workforce reductions and management changes create anxiety and uncertainty and may adversely affect employee morale. As a result, we may lose employees whom we would prefer to retain. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies perceived as having less volatile stock prices.

Provisions in our agreements, charter documents, stockholder rights plan and Delaware law may deter takeover attempts, which could decrease the value of your shares.

         Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire us without the approval of our board of directors. These provisions apply even if the offer may be considered beneficial by some stockholders.

Our stock price is volatile and could result in a material decline in the value of your investment in Tegal.

         We believe that factors such as announcements of developments related to our business, fluctuations in our operating results, sales of our common stock into the marketplace, failure to meet or changes in analysts' expectations, general conditions in the semiconductor industry or the worldwide economy, announcements of technological innovations or new products or enhancements by us or our competitors, developments in patents or other intellectual property rights, developments in our relationships with our customers and suppliers, natural disasters and outbreaks of hostilities could cause the price of our common stock to fluctuate substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

Potential disruption of our supply of materials required to build our systems could have a negative effect on our operations and damage our customer relationships.

         Materials delays have not been significant in recent years. Nevertheless, we procure certain components and sub-assemblies included in our systems from a limited group of suppliers, and occasionally from a single source supplier. For example, we depend on MECS Corporation, a robotic equipment supplier, as the sole source for the robotic arm used in all of our 6500 series systems. We currently have no existing supply contract with MECS Corporation, and we currently purchase all robotic assemblies from MECS Corporation on a purchase order basis. Disruption or termination of certain of these sources, including our robotic sub-assembly source, could have an adverse effect on our operations and damage our relationship with our customers.

Any failure by us to comply with environmental regulations imposed on us could subject us to future liabilities.

         We are subject to a variety of governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. We believe that we are currently in compliance in all material respects with these regulations and that we have obtained all necessary environmental permits generally relating to the discharge of hazardous wastes to conduct our business. Nevertheless, our failure to comply with present or future regulations could result in additional or corrective operating costs, suspension of production, alteration of our manufacturing processes or cessation of our operations.



                           FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph.


                                 USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale under this prospectus of the common stock. We will not receive any proceeds from these sales.

                             SELLING SECURITYHOLDERS


         The shares of common stock offered by the selling securityholders were originally issued pursuant to either the exercise of warrants to purchase our common stock, the conversion of convertible debentures or private placement transactions exempt from the registration requirements of the Securities Act. The shares are being registered to permit public secondary trading of the shares, and the selling securityholders, including their transferees, pledges, donees or their successors, may offer the shares for resale from time to time. See "Plan of Distribution." In accordance with registration rights granted to the selling securityholders, we have filed with the Securities and Exchange
Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resales of the shares from time to time on the Nasdaq SmallCap Market, in privately-negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling securityholders.

         The following table sets forth information as of July 25, 2003 the shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of convertible debentures. The number of shares of common stock issuable upon conversion of the debentures offered hereby is based on a conversion price of $0.35 per share and a cash payment in lieu of any fractional share.


         Information concerning other selling securityholders will be set forth in post-effective amendments to this prospectus from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in post-effective amendments to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are convertible may increase or decrease. Except as disclosed in the footnotes to the selling securityholder table, Tegal has no relationship with the selling securityholders prior to the issuance of the convertible debentures.



------------------------------- ----------------------------- ----------------------------- --------------------------
                                   Shares of Common Stock        Shares of Common Stock       Total Shares of Common
       Name of Selling          Owned Prior to the Offering    Issuable Upon Exercise of      Stock Offered by this
        Securityholder                      (1)                         Warrants                 Prospectus (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
      Hershel Berkowitz                    40,769                        8,154                        48,923
------------------------------- ----------------------------- ----------------------------- --------------------------
      Orin Hirschman(3)                   181,608                        36,321                    217,929 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
         Steven Spira                      55,594                        11,119                       66,713
------------------------------- ----------------------------- ----------------------------- --------------------------
          CAM Co.(4)                      148,251                        29,650                    177,901 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
     Ganot Corporation(5)                 148,251                        29,650                    177,901 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
   Anfel Trading Limited(6)                74,125                        14,825                       88,950
------------------------------- ----------------------------- ----------------------------- --------------------------
       Dr. Jack Dodick                    148,251                        29,650                    177,901 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
   Globis Capital Partners                129,720                        25,944                      155,664
           L.P.(7)
------------------------------- ----------------------------- ----------------------------- --------------------------
         Paul Packer                       18,531                        3,706                        22,237
------------------------------- ----------------------------- ----------------------------- --------------------------
       Richard Grossman                    37,062                        7,412                        44,474
------------------------------- ----------------------------- ----------------------------- --------------------------
      Mazel D&K, Inc.(8)                   37,062                        7,412                        44,474
------------------------------- ----------------------------- ----------------------------- --------------------------
         James Kardon                      5,559                         1,112                        6,671
------------------------------- ----------------------------- ----------------------------- --------------------------
       Neal I. Goldman                    129,720                        25,944                      155,664
------------------------------- ----------------------------- ----------------------------- --------------------------
  A. Alexander Arnold III(9)               48,531                        18,706                       67,237
------------------------------- ----------------------------- ----------------------------- --------------------------
  Trust U/W Kenneth R. Berol               37,062                        7,412                        44,474
    FBO John A. Berol(10)
------------------------------- ----------------------------- ----------------------------- --------------------------
  Trust U/W Kenneth R. Berol               37,062                        7,412                        44,474
    FBO David N. Berol(10)
------------------------------- ----------------------------- ----------------------------- --------------------------

------------------------------- ----------------------------- ----------------------------- --------------------------
                                   Shares of Common Stock        Shares of Common Stock       Total Shares of Common
       Name of Selling          Owned Prior to the Offering    Issuable Upon Exercise of      Stock Offered by this
        Securityholder                      (1)                         Warrants                 Prospectus (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
    Berol Family Trust FBO                 37,062                        7,412                        44,474
     Margaret Beattie(10)
------------------------------- ----------------------------- ----------------------------- --------------------------
  Laddcap Value Partners LP                74,125                        14,825                       88,950
------------------------------- ----------------------------- ----------------------------- --------------------------
    Schottenfeld Qualified                185,314                        37,062                    222,376 (2)
        Associates, LP
------------------------------- ----------------------------- ----------------------------- --------------------------
      CSL Associates LP                    37,062                        7,412                        44,474
------------------------------- ----------------------------- ----------------------------- --------------------------
Performance Capital Group, LLC             37,062                        7,412                        44,474
------------------------------- ----------------------------- ----------------------------- --------------------------
         Hilary Shane                      74,125                        14,825                       88,950
------------------------------- ----------------------------- ----------------------------- --------------------------
 Kinderhook Capital Partners               18,531                        3,706                        22,237
             LLC
------------------------------- ----------------------------- ----------------------------- --------------------------
         Karl Niehoff                      38,531                        14,261                       52,792
------------------------------- ----------------------------- ----------------------------- --------------------------
  Special Situations Private              555,942                       111,187                    667,129 (2)
    Equity Fund,. L.P.(11)
------------------------------- ----------------------------- ----------------------------- --------------------------
Special Situations Technology             309,974                        61,994                    371,968 (2)
        Fund, L.P.(11)
------------------------------- ----------------------------- ----------------------------- --------------------------
Special Situations Technology              60,654                        12,131                       72,785
      Fund II, L.P.(11)
------------------------------- ----------------------------- ----------------------------- --------------------------
 Polar Global Technology Fund          1,075,000                        537,500                    1,612,500 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
  Wortham Trainer Trust fbo              110,000                         55,000                      165,000 (2)
       David Berol(10)
------------------------------- ----------------------------- ----------------------------- --------------------------
  Wortham Trainer Trust fbo              110,000                         55,000                      165,000 (2)
        John Berol(10)
------------------------------- ----------------------------- ----------------------------- --------------------------
  Wortham Trainer Trust fbo              110,000                         55,000                      165,000 (2)
     Margaret Beattie(10)
------------------------------- ----------------------------- ----------------------------- --------------------------
          Jeff Power                      35,716                         18,358                       54,074
------------------------------- ----------------------------- ----------------------------- --------------------------
        Kenneth Dorros                    21,500                         10,750                       32,250
------------------------------- ----------------------------- ----------------------------- --------------------------
        Edward Eyerman                    21,500                         10,750                       32,250
------------------------------- ----------------------------- ----------------------------- --------------------------
         Gerd Laudien                     20,000                         10,000                       30,000
------------------------------- ----------------------------- ----------------------------- --------------------------
     Allen Zaring Holding                 18,000                          9,000                       27,000
------------------------------- ----------------------------- ----------------------------- --------------------------
        H. Bruce Boal                     17,858                          8,929                       26,787
------------------------------- ----------------------------- ----------------------------- --------------------------
        Edmund Bunyon                     17,858                          8,929                       26,787
------------------------------- ----------------------------- ----------------------------- --------------------------

------------------------------- ----------------------------- ----------------------------- --------------------------
                                   Shares of Common Stock        Shares of Common Stock       Total Shares of Common
       Name of Selling          Owned Prior to the Offering    Issuable Upon Exercise of      Stock Offered by this
        Securityholder                      (1)                         Warrants                 Prospectus (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
         Mark Gerber                      17,858                          8,929                       26,787
------------------------------- ----------------------------- ----------------------------- --------------------------
        James Paterson                    17,858                          8,929                       26,787
------------------------------- ----------------------------- ----------------------------- --------------------------
         Alec Berman                      17,857                          8,928                       26,785
------------------------------- ----------------------------- ----------------------------- --------------------------
   Fechtor, Detwiler & Co.,                    0                         32,575                       32,575
           Inc.(12)
------------------------------- ----------------------------- ----------------------------- --------------------------
       Peter Fenton(13)                        0                         14,170                       14,170
------------------------------- ----------------------------- ----------------------------- --------------------------
     Fred Ramberg(13)(14)                      0                         14,045                       14,045
------------------------------- ----------------------------- ----------------------------- --------------------------
       Robert Walsh(13)                        0                          2,520                        2,520
------------------------------- ----------------------------- ----------------------------- --------------------------
       Paul Crowley(13)                        0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
     Robert Detwiler(13)                       0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
      Stephen Frank(13)                        0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
      Tom Generazio(13)                        0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
      Edward Hughes(13)                        0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
     Stephen Martino(13)                       0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
      James Mitchell(13)                       0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
       Dave McShane(13)                        0                          2,320                        2,320
------------------------------- ----------------------------- ----------------------------- --------------------------
       Michael Wood(13)                        0                            125                          125
------------------------------- ----------------------------- ----------------------------- --------------------------
      Glenn Ahlberg(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
      Louise Atofax(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
        John Azzis(15)                       764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
      Gregory Ballou(15)                   2,293                              0                        2,293
------------------------------- ----------------------------- ----------------------------- --------------------------
        Amos Barb(15)                      1,528                              0                        1,528
------------------------------- ----------------------------- ----------------------------- --------------------------
   J. Michelle Barrett(15)                   764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
       Mark A. Beck(15)                    2,293                              0                        2,293
------------------------------- ----------------------------- ----------------------------- --------------------------
      John Campbell(15)                    1,528                              0                        1,528
------------------------------- ----------------------------- ----------------------------- --------------------------
      Jose Casillas(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
 Clarke Family Trust(15)(16)             642,200                              0                      642,200 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
     Peter J. Clarke 1997
        Trust(15)(16)                    214,065                              0                      214,065 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
    Carole L. Clarke 1997
        Trust(15)(16)                    596,327                              0                      596,327 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
 Carole Ann Demachkie(15)(17)              2,293                              0                        2,293
------------------------------- ----------------------------- ----------------------------- --------------------------
     Kimberly Falcon(15)                     764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
    Valery Felmetsger(15)                  2,293                              0                        2,293
------------------------------- ----------------------------- ----------------------------- --------------------------
       Pamela Goetz(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------

------------------------------- ----------------------------- ----------------------------- --------------------------
                                   Shares of Common Stock        Shares of Common Stock       Total Shares of Common
       Name of Selling          Owned Prior to the Offering    Issuable Upon Exercise of      Stock Offered by this
        Securityholder                      (1)                         Warrants                 Prospectus (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
      Joe Hettinger(15)                    1,528                              0                        1,528
------------------------------- ----------------------------- ----------------------------- --------------------------
       Eric Hoffman(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
   Michael M. Lamboley(15)                   764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
       Pavel Laptev(15)                    2,293                              0                        2,293
------------------------------- ----------------------------- ----------------------------- --------------------------
   William H. McArthur(15)                 1,528                              0                        1,528
------------------------------- ----------------------------- ----------------------------- --------------------------
     Santiago Monroy(15)                     764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
     Charles Overton(15)                     764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
       Tom Plotkin(15)                     6,115                              0                        6,115
------------------------------- ----------------------------- ----------------------------- --------------------------
       Donald Rose(15)                       764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
    Lawrence Sandoval(15)                    764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
     Michael Solodon(15)                     764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
       Jacob Volkov(15)                      764                              0                          764
------------------------------- ----------------------------- ----------------------------- --------------------------
     Richard Wideman(15)                   7,644                              0                        7,644
------------------------------- ----------------------------- ----------------------------- --------------------------
       Leslie Yoon(15)                     4,586                              0                        4,586
------------------------------- ----------------------------- ----------------------------- --------------------------
       Jeff Loomis(18)                   225,425                              0                      225,425 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
   Block, Bowman Assoc.(19)                     0                       100,000                       100,000
------------------------------- ----------------------------- ----------------------------- --------------------------
       Kevin Pelletier                          0                        17,875                        17,875
------------------------------- ----------------------------- ----------------------------- --------------------------
       David Schachter                          0                        26,812                        26,812
------------------------------- ----------------------------- ----------------------------- --------------------------
        Thomas Griesel                          0                        15,900                        15,900
------------------------------- ----------------------------- ----------------------------- --------------------------
    Hultquist Capital(20)                       0                       400,000                       400,000 (2)
------------------------------- ----------------------------- ----------------------------- --------------------------
        Michael Ervin                           0                         5,000                         5,000
------------------------------- ----------------------------- ----------------------------- --------------------------
     Financial West Group                       0                         4,000                         4,000
------------------------------- ----------------------------- ----------------------------- --------------------------
       Robert Schacter                          0                        63,600                        63,600
------------------------------- ----------------------------- ----------------------------- --------------------------
        Andrew Shayne                           0                        26,813                        26,813
------------------------------- ----------------------------- ----------------------------- --------------------------
   Silicon Valley Bank(21)                      0                       125,000                       125,000
------------------------------- ----------------------------- ----------------------------- --------------------------
            TOTAL                       6,041,944                     2,229,653                     8,271,597
------------------------------- ----------------------------- ----------------------------- --------------------------


(1) Includes shares of common stock issuable upon conversion of the debentures, assuming a conversion price of $0.35 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment.

(2) Based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 16,091,762 shares of common stock outstanding on July 25, 2003, the following securityholders hold over 1% of our outstanding common stock: Orin Hirschman (1.34%), CAM Co. (1.09%), Ganot Corporation (1.09%), Dr. Jack Dodick (1.09%),
Schottenfeld Qualified Associates LP (1.36%), Special Situations Private Equity Fund LP (3.98%), Special Situations Technology Fund LP (2.26%), Polar Global Technology Fund (9.11%), Wortham Trainer Trust fbo David Berol (1.01%), Worth Trainer Trust fbo John Berol (1.01%), Wortham Trainer Trust fbo Margaret Beattie (1.01%), Clarke Family Trust (3.84%), Peter J. Clarke 1997 Trust (1.31%), Carole
L. Clarke 1997 Trust (3.57%), Jeff Loomis (1.38%) and Hultquist Capital (2.43%). In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures and upon exercise of all of such holder's warrants. However, we did not assume the conversion of any other holder's debentures or the exercise of any other holder's warrants.

(3) We have entered into a financial advisory agreement with Orin Hirschman.


(4) Charles Alpert is the beneficial owner or control person for CAM Co.

(5)  Sisel  Klurman  is  the  beneficial  owner  or  control  person  for  Ganot
Corporation.

(6) Andre Zolty is the beneficial owner or control person for Anfel Trading Limited.

(7) Paul Packer is the beneficial owner or control person for Globis Capital Partners, L.P.

(8) Reuvan Dessler is the control person for Mazel D&K, Inc.

(9) A. Alexander Arnold, III is an investment manager for and Managing Director of Trainer Wortham.

(10) Voting rests with the trustees of the six trusts, all of whom are the same.
A. Alexander Arnold, III is a trustee. In addition, the shares held in trust are held at Trainer Wortham.

(11) MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment advisor on behalf of its funds.

(12) Fechtor, Detwiler & Co., Inc. served as the placement agent in our December 2001 private placement transaction.

(13) Employee of Fechtor, Detwiler & Co., Inc.

(14) We have entered into a consulting agreement with Fred Ramberg.

(15) A portion of such shares are held in escrow pending distribution in August 2003.

(16) Voting rests with the trustee of the three trusts, Carole L. Clarke.

(17) Carole Anne Demachkie is a Vice President of Tegal and serves as General Manager of our wholly-owned subsidiary Sputtered Films, Inc.

(18) Jeff Loomis is a principal at the public relations firm whose services we use from time to time.

(19) Block, Bowman Associates, LLC is an investment bank which represented Sputtered Films, Inc. when we acquired it in August 2002. The warrants are owned by Block, Bowman Associates, LLC. The owners Steve Bowman and Susan Block are not related.

(20) Hultquist Capital is an investment bank which represented us in our acquisition of Sputtered Films, Inc. in August 2002. The warrants, which will be divided into four parts, are beneficially owned by four individuals, two of which are partners at Hultquist Capital and two of which are consultants to Hultquist Capital.

(21) Silicon Valley Bank is a commercial bank whose services we use from time to time. All warrants and voting control are held by its parent company, Silicon Valley BancShares.

                              PLAN OF DISTRIBUTION

         The selling securityholders, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The common stock may be sold in one or more transactions at:

                  o        fixed prices;

                  o        prevailing market prices at the time of sale;

                  o        prices related to the prevailing market prices;

                  o        varying prices determined at the time of sale; or

                  o        negotiated prices.

         These sales may be effected in transactions:

                  o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

                  o        in the over-the-counter market;

                  o otherwise than on such exchanges or services or in the over-the-counter market;

                  o through the writing of options, whether the options are listed on an options exchange or otherwise; or

                  o        through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

         In connection with the sale of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding common stock is listed for trading on the Nasdaq SmallCap Market.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

          Broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Selling securityholders that participate in the sale of the common stock may also be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

         The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         To our  knowledge,  there  are  currently  no  plans,  arrangements  or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

         A selling securityholder may decide not to sell any common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the common stock by other means not described in this prospectus.

         With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

                  o        the specific common stock to be offered and sold;

                  o        the names of the selling securityholders;

                  o the respective purchase prices and public offering prices and other material terms of the offering;

                  o the names of any participating agents, broker-dealers or underwriters; and

                  o any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

         We entered into several registration rights agreement for the benefit of holders of our common stock, debentures convertible into our common stock and warrants to purchase our common stock to register their common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreements provide that the selling securityholders and Tegal will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                                  LEGAL MATTERS

         Certain legal matters relating to the offering will be passed upon for Tegal by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of Tegal Corporation to continue as a going concern, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov and at our web site at http://www.tegal.com. Information contained in our web site is not part of this prospectus.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a compete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the
SEC:


 Tegal Corporation SEC Filings                                                                Period Ended
 ------------------------------                                                               ------------
 Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our 2003 Annual Report to Stockholders and
    Proxy Statement for our 2003 Annual Meeting of Stockholders).....................        March 31, 2003
 Quarterly Report on Form 10-Q.......................................................         June 30, 2003
 Current Report on Form 8-K..........................................................    filed on July 2, 2003
 The description of our common stock as set forth in our Registration Statement on
    Form 8-A......................................................................... filed on September 21, 1995


     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated in this prospectus by reference.

      You may obtain copies of these documents from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing to us at Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954 or calling us at (707) 763-5600.

                        8,271,597 SHARES OF COMMON STOCK



                                TEGAL CORPORATION






                                   PROSPECTUS




         We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or any supplement to this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities issued on a later date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the registrant in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                                                                 Amount
Commission Registration Fee................................. $      493.32
*Costs of Printing..........................................     10,000.00
*Legal Fees and Expenses....................................     50,000.00
*Accounting Fees and Expenses...............................     30,000.00
*Miscellaneous Expenses.....................................     10,000.00
                                                             -------------
     *Total................................................. $  100,493.32

*Estimated

ITEM 15.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of Tegal shall not be liable to Tegal or its stockholders for monetary damages for breach of fiduciary duty as a director.

         We have in effect directors' and officers' liability policies in the aggregate amount of $15 million covering all of its directors and officers.



ITEM 16.  INDEX TO EXHIBITS.

   Number     Exhibit
   ------     -------

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.3 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.4 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.5 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.*

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).*

    23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants.*


    24.1      Power of Attorney (included on signature page).**


-----------------
*  Filed herewith.
** Previously filed.

ITEM 17.  UNDERTAKINGS.

         A. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Petaluma, state of California, on this 18th day of August, 2003.



                                              TEGAL CORPORATION

                                              By /s/ Michael L. Parodi
                                                 -------------------------------
                                                 Michael L. Parodi
                                                 Chairman of the Board,
                                                 President & Chief
                                                 Executive Officer






      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 18th day of August, 2003.



               SIGNATURE                                                    TITLE
               ---------                                                    -----
          /s/ Michael L. Parodi                   Chairman of the Board, President & Chief Executive Officer
----------------------------------------                        (Principal Executive Officer)
           Michael L. Parodi


           /s/ Thomas R. Mika                        Executive Vice President & Chief Executive Officer
----------------------------------------                 (Principal Financial and Accounting Officer)
              Thomas R. Mika

        /s/ Edward A. Dohring*                                            Director
----------------------------------------
           Edward A. Dohring

        /s/ Jeffrey M. Krauss*                                            Director
----------------------------------------
           Jeffrey M. Krauss

        /s/ H. Duane Wadsworth*                                           Director
----------------------------------------
          H. Duane Wadsworth

*By:  /s/  Michael L. Parodi
      ---------------------------------------------------
      Attorney-in-fact

                                  EXHIBIT INDEX

   Number     Exhibit
   ------     -------

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.3 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.4 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.5 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.*

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).*

    23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants.*


    24.1      Power of Attorney (included on signature page).**


---------
*  Filed herewith.


** Previously filed.